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MENTOR GRAPHICS CORPORATION
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For Immediate Release

Mentor Graphics Issues Open Letter to Shareholders

WILSONVILLE, Ore. April 25, 2011—Mentor Graphics Corp. (NASDAQ: MENT) today issued the following open letter to the shareholders of Mentor Graphics regarding the company’s Annual Meeting of Shareholders scheduled for May 12, 2011.

The Mentor Graphics Board strongly recommends that Mentor Graphics shareholders vote FOR the company’s director nominees on the WHITE proxy card and discard any proxy materials received from Carl Icahn.

April 25, 2011

Dear Fellow Mentor Graphics Shareholders:

Our Annual Meeting of Shareholders is less than three weeks away. Your Board of Directors urges you to support the team that has delivered excellent results and created value for shareholders.

Carl Icahn is trying to replace three of Mentor Graphics’ nominees with his own, hand-picked nominees. Icahn’s primary aim is to provide himself with liquidity through a public sale process that is risky and is likely to destroy the shareholder value that your company has created.

SUPPORT THE BOARD THAT HAS DELIVERED EXCELLENT RESULTS AND VALUE

CREATION BY ELECTING MENTOR GRAPHICS’ NOMINEES

Under the leadership of your current Board, Mentor Graphics has focused on areas of EDA where we have number one positions or the potential to have number one positions and high growth non-traditional EDA markets such as transportation. We are confident that by continuing to execute this strategy, Mentor Graphics’ growth will continue to exceed the underlying growth of traditional EDA. The strength of this strategy is reflected in Mentor Graphics’ stock price, which has outperformed its two closest competitors — Synopsys, Inc. and Cadence Design Automation, Inc. — and general market indices, over the relevant one, three and five year periods.

	Mentor	Synopsys	Cadence	NASDAQ Composite	Mentor Rank
1 Year	51%	15%	35%	12%	#1
3 Years	58%	21%	(9)%	19%	#1
5 Years	27%	22%	(46)%	21%	#1

Our expectations for the current fiscal year are excellent:

•	We project higher revenues, greater earnings and improved operating margins in the current fiscal year;

•	We expect to generate significant cash flow over the next few years; and

•

We intend to use cash flow generated by Mentor Graphics’ growth and increasing margins to return approximately $150 million of capital to shareholders through stock repurchases or dividends over the next three years.

REJECT THE RISKY PLATFORM FOR ICAHN’S NOMINEES OF A

PUBLIC SALE PROCESS — IT COULD SERIOUSLY HARM YOUR COMPANY

Although he has recently tried to articulate new plans for his nominees to execute, Icahn’s “Plan A” still remains a risky and potentially destructive public sale process for your company — a process that is designed for Icahn to profitably exit the position he has taken in Mentor Graphics.

•

Icahn continues to ignore the regulatory obstacles to any transaction with Synopsys or Cadence, despite knowing that the analysis we recently performed shows that serious regulatory risks to any transaction with Synopsys or Cadence remain.

•	Icahn continues to ignore the destruction of value through loss of customers and employees from any failed process to sell the company.

ICAHN’S “PLAN B” IS NOTHING MORE THAN AN ATTEMPT

TO USURP THE PLAN YOUR BOARD IS ALREADY EXECUTING

In an implicit acknowledgement that his “Plan A” is not workable, Icahn now touts a “Plan B.” “Plan B” is not truly a plan at all. It is simply an attempt to usurp two elements of your Board’s current strategy as Icahn’s own — SG&A expense reduction and share repurchase — in each case, with no details or new suggestions from Icahn.

•

We have recently informed you of our reductions in non-GAAP SG&A expense by over 500 basis points as a percentage of revenue in the last two years. We are on track to reduce non-GAAP SG&A expense by approximately 200 basis points as a percentage of revenue in our current fiscal year.

•	The resulting operating margin expansion — which continues our momentum towards achieving our goal of 20% operating margins — should drive improvements in profitability and free cash flow.

•	We announced our intention to use this strong free cash flow to return approximately $150 million in capital to shareholders before Icahn came up with his “Plan B.”

In short, there is simply nothing new in Icahn’s “Plan B” that Mentor Graphics is not already doing.

ICAHN IS DISTORTING HIS NOMINEES’ QUALIFICATIONS

AND THEIR RELEVANCE TO MENTOR GRAPHICS

•

José Maria Alapont. While Alapont may have demonstrated leadership as the CEO of Federal Mogul, controlled by Icahn when it came out of bankruptcy and now 76% owned by Icahn, Icahn’s assertion that Alapont’s industry knowledge is applicable to Mentor Graphics demonstrates how poorly Icahn understands our business.

Mentor Graphics provides solutions to companies that design systems and subsystems involving complex layouts and electrical circuitry, such as wire harnesses within airplanes and cars. In contrast, Mr. Alapont’s company is focused on components such as piston rings, bearings, and brake pads, none of which use any of our products.

In fact, in 2010 we asked Icahn to introduce us to his portfolio companies, and we met with Federal Mogul’s engineering team. We are open to help from Icahn or anyone else, but we were unable to find any fit with our products, and to date, Federal Mogul is not a customer.

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Gary Meyers. Icahn states that Meyers is “uniquely qualified” through his experience as a CEO of Synplicity, a small-cap EDA company with approximately 330 employees that generated less than $75 million of annual revenues.

Icahn seeks to disguise Meyers’ real track record, stating only that Synplicity received a significant premium in the sale to Synopsys. Icahn conveniently ignores the poor performance of Synplicity. For example, Synplicity’s average SG&A expense as a percentage of revenue as a public company was 53%, considerably higher than the figures Icahn complains about at Mentor Graphics.

Icahn also fails to recognize that, despite the significant premium, Synplicity’s sale price of $8.00 per share was exactly the same price at which it began trading on its IPO eight years earlier. Meyers was an officer of the company during this entire period.

We do not understand how Mr. Meyers’ experience in EDA can even be compared to the experience of Dr. Fontaine Richardson, a pioneer of the EDA software industry and one of the directors whom Icahn seeks to replace.

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David Schechter. Icahn tries to give Schechter credit for his service as a director of Hain Celestial Group, Inc. What Icahn fails to mention is the significant shareholder value destruction at WCI Communities, shares of which declined 97% during Schechter’s tenure as a director, or BKF Capital, where the company generated a negative shareholder return prior to Schechter’s resignation only six months after joining the Board.

Icahn also touts Schechter’s connection to Icahn Sourcing but fails to disclose that Mentor Graphics asked Icahn and Schechter to help evaluate potential cost savings through Icahn Sourcing in 2010. Ultimately, Icahn Sourcing was unable to provide any significant cost savings solutions to Mentor Graphics.

ICAHN IS DISTORTING MENTOR GRAPHICS’

CORPORATE GOVERNANCE TRACK RECORD

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Cadence’s Unsuccessful Bid for Mentor Graphics. Icahn cites Cadence’s June 2008 letter withdrawing its acquisition proposal as somehow indicative of Mentor Graphics’ failure of corporate governance. The facts are that immediately prior to the withdrawal Cadence: (1) announced that it significantly reduced its revenue and earnings guidance and suffered an immediate 31% drop in its stock price; (2) received a second request from the FTC regarding the antitrust implications of its proposal for Mentor Graphics; and (3) lost the support of its commercial bankers to finance its proposal for Mentor Graphics. Within sixty days of the withdrawal of Cadence’s offer, the CEO and four of the five other officers named in Cadence’s prior proxy left the company.

Icahn’s suggestion that Cadence’ withdrawal resulted from Mentor Graphics’ governance practices simply defies logic.

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Shareholder Rights Plan. Icahn states that Mentor Graphics implemented a rights plan shortly after the disclosure of his accumulation of Mentor Graphics shares. In truth, the rights plan was adopted approximately one month after Icahn filed his first 13D on May 27, 2010, disclosing 6.86% ownership, and only after he twice reported increases in his stake.

Icahn’s history of creeping accumulations of stock at LionsGate Entertainment and other companies shows why your Board’s action was a prudent step to prevent Icahn from taking control of the company without paying Mentor Graphics’ other shareholders a control premium.

•

Meeting Date. Icahn’s criticism of the meeting date for the Annual Meeting of Shareholders is misplaced on a number of scores. The May 12th meeting date is consistent with Mentor Graphics’ historical practice. Moreover, the timing of our Annual Meeting clearly did not impede the nomination of directors by shareholders; we received notice of a total of six nominees from two different shareholders within 10 days of announcing our meeting date.

ICAHN’S ASSERTION THAT OUR ISSUANCE OF SHARES

HAS DESTROYED SHAREHOLDER VALUE IS SIMPLY WRONG

Icahn wants you to believe that Mentor Graphics’ share issuances have been destructive to shareholder value. This simply is not the case.

In the past five fiscal years, starting from December 2006, Mentor Graphics has issued incremental shares for two primary purposes: to make bolt-on acquisitions and through the Employee Stock Purchase Plan (ESPP).

•	Acquisitions have accounted for 38% of incremental shares and have resulted in the addition of businesses such as LogicVision and Valor.

•	These acquisitions have bolstered our competitive position significantly in applications such as Design for Test and Printed Circuit Board.

•	The ESPP accounted for 47% of the incremental shares.

•	The ESPP is a program in which approximately 65% of our eligible US employees participate.

•	Employee stock options and Restricted Stock Units were the smallest component, accounting for approximately 15% of the total.

•

In fact, over the last five years, Mentor Graphics’ average annual stock based compensation as a percentage of revenue and our average annual grants of options and awards of Restricted Stock Units as a percentage of our shares, or burn rate, are each lower than those at Cadence and Synopsys.

We believe that these issuances of shares have contributed to an overall increase in shareholder value, helping Mentor Graphics’ stock price performance exceed that of Cadence, Synopsys and the NASDAQ Index in the past one, three and five year periods.

MENTOR GRAPHICS’ NOMINEES ARE PART OF A BOARD AND

MANAGEMENT TEAM THAT HAVE THE RIGHT STRATEGY

TO DELIVER CONTINUED SHAREHOLDER VALUE CREATION

Your Board unanimously believes that continued execution of our strategic plan offers the greatest value to all Mentor Graphics shareholders and urges shareholders to reject Icahn’s platform and his nominees.

Your management has had numerous conversations and meetings with Icahn’s representatives. They never made suggestions regarding Mentor Graphics’ SG&A expense or stock repurchases — nor did they raise the subject of board representation for Icahn during the period of more than eight months between the time when Icahn took his initial stake in Mentor Graphics and the nomination of his slate. Icahn’s alleged new ideas, borrowed directly from what your Board is already doing, are simply a shallow attempt to find a reason for you to elect his nominees.

Your Board firmly believes that the likely outcome of Icahn’s “Plan A” of a public sale process would result in a failure to sell the company that would seriously harm your company’s relationship with its customers and employees. Icahn’s “Plan B” is nothing more than an attempt by Icahn to recycle two elements of Mentor Graphics’ existing strategy and present them as his own. You do not need new directors to do what your Board is already doing today.

Your vote is important and we urge you to vote for your Board’s nominees TODAY by telephone,

Internet or by signing, dating and returning the WHITE proxy card.

On behalf of your Board of Directors, we appreciate your support and continued interest in Mentor Graphics. If you have any questions please contact MacKenzie Partners, Inc., which is assisting us in connection with this year’s Annual Meeting, at (212) 929-5500 or TOLL-FREE at (800) 322-2885.

Sincerely,

/s/ Walden C. Rhines

Walden C. Rhines

Chairman of the Board and Chief Executive Officer

If you have any questions, require assistance in voting your shares, or need additional copies of Mentor Graphics’ proxy materials, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue

New York, NY 10016

(212) 929-5500 (call collect)

Or

TOLL-FREE (800) 322-2885

Important Information

On March 31, 2011, the company filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the company’s upcoming 2011 annual meeting of shareholders. Shareholders are advised to read the company’s definitive proxy statement and any other relevant documents filed by the company with the SEC, before making any voting or investment decision because they contain important information. The definitive proxy statement is, and any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at http://www.sec.gov and http://www.mentor.com/company/investor_relations. In addition, copies of the proxy materials may be requested from the company’s proxy solicitor, MacKenzie Partners, Inc., by telephone at 1-800-322-2885 or by email at proxy@mackenziepartners.com.

Forward-Looking Statements

Statements in this material regarding the company’s outlook for future periods constitute “forward-looking” statements based on current expectations within the meaning of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) weakness or recession in the US, EU, Japan or other economies; (ii) the company’s ability to successfully offer products and services that compete in the highly competitive EDA industry; (iii) product bundling or discounting of products and services by competitors, which could force the company to lower its prices or offer other more favorable terms to customers; (iv) possible delayed or canceled customer orders, a loss of key personnel or other consequences resulting from the business disruption and uncertainty of prolonged proxy fights, offers to purchase the company’s securities or other actions of activist shareholders; (v) effects of the increasing volatility of foreign currency fluctuations on the company’s business and operating results; (vi) changes in accounting or reporting rules or interpretations; (vii) the impact of tax audits by the IRS or other taxing authorities, or changes in the tax laws, regulations or enforcement practices where the company does business; (viii) effects of unanticipated shifts in product mix on gross margin; and (ix) effects of customer seasonal purchasing patterns and the timing of significant orders, which may negatively or positively impact the company’s quarterly results of operations, all as may be discussed in more detail under the heading “Risk Factors” in the company’s most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Discussion of Non-GAAP Financial Measures

The company’s management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted gross margin, operating margin, net income (loss), and earnings (loss) per share which we refer to as non-GAAP gross margin, operating margin, net income (loss), and earnings (loss) per share, respectively. These non-GAAP measures are derived from the revenues of our product, maintenance, and services business operations and the costs directly related to the generation of those revenues, such as cost of revenue, research and development, sales and marketing, and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. These non-GAAP measures exclude amortization of intangible assets, special charges, equity plan-related compensation expenses and charges, interest expense attributable to net retirement premiums or discounts on the early retirement of debt and associated debt issuance costs, interest expense associated with the amortization of debt discount and premium on convertible debt, impairment of long-lived assets, impairment of cost method investments, and the equity in income or losses of unconsolidated entities (except Frontline P.C.B. Solutions Limited Partnership (Frontline)), which management does not consider reflective of our core operating business.

Identified intangible assets consist primarily of purchased technology, backlog, trade names, customer relationships and employment agreements. Special charges primarily consist of costs incurred for employee terminations due to a reduction of personnel resources driven by modifications of business strategy or business emphasis. Special charges may also include expenses incurred related to potential acquisitions, abandonment of in-process research and development, excess facility costs, asset-related charges, post-acquisition rebalance costs and restructuring costs, including severance and benefits.

Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income (loss) is adjusted by the amount of additional tax expense or benefit that we would accrue using the normalized effective tax rate described below applied to the non-GAAP results.

Management excludes from our non-GAAP measures certain recurring items to facilitate its review of the comparability of our core operating performance on a period-to-period basis because such items are not related to our ongoing core operating performance as viewed by management. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Management uses this view of our operating performance for purposes of comparison with our business plan and individual operating budgets and allocation of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation. More specifically, management adjusts for the excluded items for the following reasons:

•

Amortization charges for our intangible assets are excluded as they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of our acquisition transactions. We therefore consider our operating results without these charges when evaluating our core performance. Generally, the most significant impact to inter-period comparability of our net income (loss) is in the first twelve months following an acquisition.

•

Special charges are incurred based on the particular facts and circumstances of acquisition and restructuring decisions and can vary in size and frequency. These charges are excluded as they are not ordinarily included in our annual operating plan and related budget due to the unpredictability of economic trends and the rapidly changing technology and competitive environment in our industry. We therefore exclude them when evaluating our managers’ performance internally.

•	We view equity plan-related compensation as a key element of our employee retention and long-term incentives, not as an expense that we use in evaluating core operations in any given period.

•

Interest expense attributable to net retirement premiums or discounts on the early retirement of debt, the write-off of associated debt issuance costs and the amortization of the debt discount and premium on convertible debt are excluded. Management does not consider these charges as a part of our core operating performance. The early retirement of debt and the associated debt issuance costs are not included in our annual operating plan and related budget due to unpredictability of market conditions which could facilitate an early retirement of debt. We do not consider the amortization of the debt discount and premium on convertible debt to be a direct cost of operations.

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Impairment of cost method investments can occur when the fair value of the investment is less than its cost. This can occur when there is a significant deterioration in the investee’s earnings performance, significant adverse changes in the general market conditions of the industry in which the investee operates, or indications that the investee may no longer be able to conduct business. These charges are inconsistent in amount and frequency. We therefore consider our operating results without these charges when evaluating our core performance.

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Equity in earnings or losses of unconsolidated subsidiaries, with the exception of our investment in Frontline, represents the net income (losses) in an investment accounted for under the equity method. The amounts represent our equity in the net income (losses) of a common stock investment. The carrying amount of our investment is adjusted for our share of earnings or losses of the investee. The amounts are excluded as we do not control the results of operations for these investments, we do not participate in regular and periodic operating activities and management does not consider these businesses a part of our core operating performance.

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In connection with the company’s acquisition of Valor on March 18, 2010, we also acquired Valor’s 50% interest in Frontline, a joint venture. We report our equity in the earnings or losses of Frontline within operating income. We actively participate in regular and periodic activities such as budgeting, business planning, marketing and direction of research and development projects. Accordingly, we do not exclude our share of Frontline’s earnings or losses from our non-GAAP results as management considers the joint venture to be core to our operating performance.

•

Income tax expense (benefit) is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our long-term tax structure. We use a normalized effective tax rate of 17%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to acquisition decisions and can vary in size and frequency and considers our US loss carryforwards that have not been previously benefited. This rate is subject to change over time for various reasons, including changes in the geographic business mix and changes in statutory tax rates. Our GAAP tax rate for the fiscal year ended January 31, 2011 was 11%. The GAAP tax rate considers certain mandatory and other non-scalable tax costs which may adversely or beneficially affect our tax rate depending upon our level of profitability in various jurisdictions.

In certain instances our GAAP results of operations may not be profitable when our corresponding non-GAAP results are profitable or vice versa. The number of shares on which our non-GAAP earnings per share is calculated may therefore differ from the GAAP presentation due to the anti-dilutive effect of stock options in a loss situation.

Non-GAAP gross margin, operating margin, and net income (loss) are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. Moreover, they should not be considered as an alternative to any performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. We present non-GAAP gross margin, operating margin, and net income (loss) because we consider them to be important supplemental measures of our operating performance and profitability trends, and because we believe they give investors useful information on period-to-period performance as evaluated by management. Non-GAAP net income (loss) also facilitates comparison with other companies in our industry, which use similar financial measures to supplement their GAAP results. Non-GAAP net income (loss) has limitations as an analytical tool, and therefore should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In the future we expect to continue to incur expenses similar to the non-GAAP adjustments described above and exclusion of these items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring. Some of the limitations in relying on non-GAAP net income (loss) are:

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Amortization of intangibles represents the loss in value as the technology in our industry evolves, is advanced, or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income (loss) presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.

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We regularly engage in acquisition and assimilation activities as part of our ongoing business and regularly evaluate our businesses to determine whether any operations should be eliminated or curtailed. We therefore will continue to experience special charges on a regular basis. These costs also directly impact our available funds.

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We perform impairment analyses on cost method investments when triggering events occur and adjust the carrying value of assets when we determine it to be necessary. Impairment charges could therefore be incurred in any period.

•	Our stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results.

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Our income tax expense (benefit) will be ultimately based on our GAAP taxable income and actual tax rates in effect, which often differ significantly from the 17% rate assumed in our non-GAAP presentation. In addition, if we have a GAAP loss and non-GAAP net income, our non-GAAP results will not reflect any projected GAAP tax benefits. Similarly, in the event we were to have GAAP net income and a non-GAAP loss, our GAAP tax expense would be replaced by a credit in our non-GAAP presentation.

•	Other companies, including other companies in our industry, calculate non-GAAP net income (loss) differently than we do, limiting its usefulness as a comparative measure.

MENTOR GRAPHICS CORPORATION

UNAUDITED RECONCILIATION OF

GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(In thousands, except percentages)

Year ended January 31,	2011	2010	2009
GAAP Selling, General, and Administrative (SG&A) expenses	$421,205	$395,969	$412,487
Reconciling items to non-GAAP SG&A expenses
Equity plan-related compensation	(11,838)	(13,610)	(14,674)

Non-GAAP SG&A expenses	$409,367	$382,359	$397,813

Year ended January 31,	2011	2010	2009
GAAP SG&A expenses as a percent of total revenues	46%	49%	52%
Non-GAAP adjustments detailed above	-1%	-1%	-2%

Non-GAAP SG&A expenses as a percent of total revenues	45%	48%	50%